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                                                                    EXHIBIT 3.29

                       [BANK IN LIECHTENSTEIN LETTERHEAD]


                                                        VADUZ, DECEMBER 14, 1995

LOAN AGREEMENT


Dear Sirs,


With reference to our various discussions, we are pleased to make available to you a credit line on the following terms and conditions:


BORROWER

LGT BIL Ltd., George Town, Grand Cayman, Cayman Islands
(hereinafter also referred to as "Borrower")


LENDER

Bank in Liechtenstein Aktiengesellschaft
Herrengasse 12, FL-9490 Vaduz, Principality of Liechtenstein
(hereinafter also referred to as "Lender")

The Lender reserves the right to transfer or assign the whole loan amount or any part thereof to any of its directly or indirectly controlled group companies, or to any other BIL GT Group company.


LOAN AMOUNT

DM 120'000'000.--(Deutsch Marks one hundred twenty million)


PURPOSE

For the acquisition of a share in the partnership of LGT BIL Ltd. & Co., Frankfurt, and for general business purposes.



                          Herrengasse 12                  Telephone 075 235 1122
                          FL-9490 Vaduz                   Telefax   075 235 1850
                          Principality of Liechtenstein   Telex     889 222
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UTILISATION

This credit line shall be available for overdrafts on the current account and/or fixed term advances with maturities of up to 12 months.


PAYOUT

First payout of DM 117 million to the Borrower's DM account held with the Lender, with value December 18, 1995.


TERM/DURATION

This credit line will be valid until further notice. It may be cancelled at any time by either the Borrower or the Lender in accordance with the Lender's "General Business Conditions". In the event of such cancellation, all outstanding principal, interest and fees shall become immediately due for repayment.


INTEREST RATE

a. The interest rate for fixed term advances is 1.0% (one percent) per annum in excess of the rate at which deposits in Deutsche Marks for terms of up to 12 months would be offered by the Lender to Prime Banks in the London inter-bank market, 2 (two) business days prior to the first day of each interest period.

   Interest will be calculated on the basis of exact number of days elapsed, divided by a 360-day-year (365/360) and will be payable at the end of each interest period, but at least semi-annually in arrears.

   If any payment date shall fall on a day on which banks in Vaduz are not open for business, such payment shall be extended to the next succeeding business day unless such business day falls in the next calendar month, in which event such due date shall be the immediately preceding business day.

b. The interest rate for overdrafts on the current account in Deutsch Marks is 6.25% (six and one quarter per cent) per annum, to be charged quarterly in arrears, calculated on the basis of the average daily outstanding loan amount. This rate is applicable until further notice and is subject to change in accordance with prevailing market conditions.


SECURITY

Pledge and assignment with the enclosed form "General Deed of Pledge and Declaration of Assignment" of the Borrower's partnership in the amount of DM 130'000'000 in LGT BIL Ltd. & Co., Frankfurt.
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MISCELLANEOUS

The relationship between the Borrower and the Lender is further subject to the Lender's "General Business Conditions", but only to the extent that such "General Business Conditions" are not in conflict with the terms, conditions and provisions of this agreement. In the event of conflict, the terms and conditions of this agreement shall prevail.

PAYMENTS AND TAXES

All payments to be made by the Borrower to the Lender under this agreement shall be made in the currencies, as they will be outstanding under this agreement, freely disposable outside of bilateral or multilateral payment agreements which may exist at the time of payment, free and clear of and without deduction of any taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature, now or hereafter imposed by or on behalf of any taxing authority or any other entity.

If deduction of any such taxes or other charges referred to above at any time during the validity of this agreement be required, the Borrower shall pay such amount in respect of principal and interest as may be necessary in order that the amounts effectively received by the Lender after such deduction shall equal the respective amounts of principal and interest which have been claimed by the Lender as if no deduction had been made.

NEGATIVE PLEDGE CLAUSE

The Borrower undertakes that, so long as any sum remains available or outstanding under this agreement, it will not, without the prior written consent of the Lender, which shall not be unreasonably withheld, create, assume or permit to exist any encumbrances over any of its present or future revenues or assets save for encumbrances which arise in the ordinary course of business.

CHANGE OF OWNERSHIP

The Lender reserves the right to demand immediate repayment of all outstandings and to cancel any unused portions of the facility, at any time at its sole discretion, should the ultimate ownership of the Borrower by BIL GT Group Ltd. cease to be 100%.

REPRESENTATIONS AND WARRANTIES

The Borrower represents that upon signing the relevant documentation:

a. The making, performance and delivery of this Agreement are within the corporate powers, the terms of the By-laws of the Borrower and have been duly authorised by all necessary corporate actions, and do not contravene any laws or any contractual restrictions binding on the Borrower.

b. The Borrower has the full power, authority and legal right to execute and deliver this loan agreement and perform the obligations hereunder.

c. This Agreement when executed and delivered will be a legal, valid and a binding obligation of the Borrower, enforceable in accordance with its respective terms.
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d. To the best of its knowledge, there are no pending or threatened actions or proceedings, before any court or administrative agency which may materially adversely affect the Borrower's financial ability to fulfil its obligations hereunder.

e. No material adverse change has taken place in its financial condition since the end of the latest accounting period in respect of which its accounts have been audited.

f. No event described in Acceleration Clause below has occurred and is still outstanding.

The Borrower shall be deemed to repeat the above representations on each drawdown and renewal of a drawing under this facility.

CONDITIONS PRECEDENT

This agreement is made under the condition and the Lender's obligation to make this loan available is subject to the conditions precedent that the Lender shall have received and approved the following:

a. Form "General Deed of Pledge and Declaration of Assignment" as described under "Security".

b. A certified copy of the Resolution of the Board of Directors of the Borrower approving the execution, delivery and performance of this agreement and stipulating the name(s) of the Officer(s) or Representative(s) of the Borrower authorised to sign this agreement.

c. Drawdown instructions in writing.

d. Such legal opinions as the Lender shall in its sole discretion deem necessary.

ACCELERATION CLAUSE

In the event that the borrower fails to comply with any of the terms and conditions contained in this agreement, or any other loan or credit arrangement between the Borrower and a third party, the Lender shall have the right at any time after such occurrence without need of further legal formality, to declare by notice in writing to the Borrower, the principal of and accrued interest on the then outstanding advances, plus any and all fees and charges whatsoever, to become immediately due and payable.

LAW GOVERNING THE LEGAL RELATIONSHIP BETWEEN THE LENDER AND THE BORROWER AND PLACE OF JURISDICTION

All legal aspects of the relationship between the Borrower and the Lender shall be governed by Liechtenstein law. The place of performance, the exclusive place of jurisdiction for lawsuits and all other kinds of legal proceedings and place of foreclosure shall be the domicile of Bank in Liechtenstein
Aktiengesellschaft, 9490 Vaduz.

The Lender reserves the right to bring legal proceedings against the Borrower before any competent court at the domicile of the Borrower or any other court having jurisdiction over the Borrower.

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We hope that the above terms and conditions meet your requirements, and kindly request that you duly sign and return to us the enclosed duplicate of this Loan Agreement.

                             Yours faithfully,

                             BANK IN LIECHTENSTEIN
                             Aktiengesellschaft

                             /s/ DR. U. GAHWILER   /s/ P. WIDMER
                             Dr. U. Gahwiler       P. Widmer



Enclosures
Duplicate of the Loan Agreement
General Deed of Pledge and Declaration of Assignment
General Business Conditions



To Bank in Liechtenstein Aktiengesellschaft, Vaduz:


We fully agree with and accept all of the terms and conditions contained in the above-mentioned agreement.


Place/Date: Vaduz, 14.12.1995             /s/  [ILLEGIBLE]
           ----------------------        ------------------------------
                                         LGT BIL LTD.


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                     [LGT BANK IN LIECHTENSTEIN LETTERHEAD]



Vaduz, January 7, 1997
SFI/mat/tal


AMENDMENT TO THE LOAN AGREEMENT DATED DECEMBER 14, 1995


Dear Sirs,

Reference is made to the recent telephone conversation with Mr. Ivo Enderli and Mr. Michael Burge. As agreed and subsequent to the effected partial loan repayment, we are pleased to confirm to you that the clause "Loan Amount" in the above-mentioned Loan Agreement has been amended and reads now as follows:


LOAN AMOUNT

DEM 70'000'000 - (Deutsch Marks seventy million)

                              -------------------

All other terms and conditions as stated in the Loan Agreement dated December 14, 1995 remain unchanged.

We hope that the above amendment will meet with your requirements and would appreciate your duly signing and returning to us the enclosed duplicate of this agreement.


Yours faithfully,

LGT Bank in Liechtenstein
Aktiengesellschaft


/s/ P. WIDMER           /s/ E. MATTLE
P. Widmer               E. Mattle